Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK 10036-6522

TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com
September 17, 2019
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, California 92821

Re:	Envista Holdings Corporation
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special United States counsel to Danaher Corporation, a Delaware corporation (“Danaher”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Envista Holdings Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”), on the date hereof, relating to the registration under the Securities Act of 1933 (the “Securities Act”) of up to 21,206,197 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Envista Holdings Corporation Savings Plan, the Envista Holdings Corporation Union Savings Plan, the Envista Holdings Corporation 2019 Omnibus Incentive Plan (the “2019 Plan”), the Envista Holdings Corporation Excess Contribution Program, a sub-plan under the 2019 Plan, the Envista Holdings Corporation Executive Deferred Incentive Program, a sub-plan under the 2019 Plan, and the Envista Holdings Corporation Deferred Compensation Plan (collectively, the “Plans”).
This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act.
In rendering the opinions stated herein, we have examined and relied upon the following:
(a)the Registration Statement in the form to be filed with the Commission on the date hereof;

Envista Holdings Corporation
September 17, 2019

(b)the Plans;
(c)an executed copy of a certificate of Amir Aghdaei, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d)a copy of the Company’s Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of September 17, and certified pursuant to the Secretary’s Certificate;
(e)the form of the Company’s Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the closing of the Company’s initial public offering of Common Stock;
(f)a copy of the Company’s Bylaws, as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;
(g)the form of the Company’s Amended and Restated Bylaws, to be in effect immediately prior to the closing of the Company’s initial public offering of Common Stock; and
(h)a copy of certain resolutions of the Board of Directors of the Company, adopted on August 30, 2019, a copy of certain resolutions of the Pricing Committee thereof, adopted on September 17, 2019, and a copy of certain resolutions of the sole stockholder of the Company, adopted on September 17, 2019, each certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.
In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company and (iii) each award agreement under which options, restricted stock, restricted stock units, performance awards or other awards are granted pursuant to the Plans will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto.

Envista Holdings Corporation
September 17, 2019

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Amended and Restated Certificate of Incorporation of the Company has been filed with the Secretary of State of the State of Delaware and has become effective and the Company’s Amended and Restated Bylaws have become effective, the Shares will be duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of each of the Plans and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws).
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
TWG